UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.    )
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The First Bancorp, Inc.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 19, 2018

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of The First Bancorp, Inc., which will be held at Samoset Resort, 220 Warrenton Street in Rockport, Maine 04856, on Wednesday, April 25, 2018, at 11:00 a.m. Eastern Daylight Time. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the matters to be considered and acted upon.
This year we will be voting to elect Directors, to approve (on a non-binding basis) the compensation of the Company’s executives, and to ratify the selection of the Company’s independent auditors. These matters are discussed in greater detail in the accompanying Proxy Statement. The Board of Directors unanimously recommends that you vote FOR each proposal. Your prompt completion and return of the proxy will be appreciated.
It is important that you be represented at the Annual Meeting, regardless of the number of shares that you own and whether or not you are able to attend the meeting in person. Shares held in “street name” by banks, brokers or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not be considered as present and entitled to vote with respect to a particular matter unless the beneficial owner(s) of the shares instructs such record holder how to vote such shares.
Please take the time to review the material, mark, sign, date, and return the enclosed proxy in the envelope provided for your convenience.
If you have any questions about matters discussed in the Proxy Statement, please contact me at
207-563-3195 or 1-800-564-3195, extension 3169. Your continued support of The First Bancorp, Inc. is sincerely appreciated.

Very truly yours,

/s/ Tony C. McKim
Tony C. McKim
President and Chief Executive Officer

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THE FIRST BANCORP, INC.
Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Wednesday, April 25, 2018
To the Shareholders:
Notice is hereby given that the Annual Meeting of Shareholders of The First Bancorp, Inc., the one-bank holding company of First National Bank, will be held at Samoset Resort, 220 Warrenton Street, Rockport, Maine 04856, on Wednesday, April 25, 2018, at 11:00 a.m. Eastern Daylight Time, for the following purposes:

•	To elect as Directors of the Company the nominees listed in the enclosed Proxy Statement as noted.

•	To approve (on a non‑binding basis) the compensation of the Company’s executives.

•	To ratify the Audit Committee’s selection of Berry Dunn McNeil & Parker, LLC as independent auditors of the Company for 2018.

•	To transact such other business as may properly come before the meeting or any adjournment thereof.
Directors are elected by the vote of the holders of a majority of the outstanding shares of stock entitled to vote at the meeting. To be approved, any other matters submitted to our Shareholders, including the ratification of Berry Dunn McNeil & Parker, LLC, as our independent auditors, require the affirmative vote of the holders of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote.
Shares that abstain from voting as to a particular matter will be counted for purposes of determining whether a quorum exists and for purposes of calculating the vote with respect to such matter, but will not be deemed to have been voted in favor of such matter. Shares held in “street name” by banks, brokers or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not be considered as present and entitled to vote with respect to a particular matter unless the beneficial owner(s) of the shares instructs such record holder how to vote such shares. Accordingly, abstentions will have the effect of a vote against a proposal, and broker non-votes will not have any effect upon the outcome of voting with respect to any matters voted on at the annual meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 25, 2018:
The First Bancorp’s Annual Report to Shareholders and Proxy Statement are available at
http://materials.proxyvote.com/31866P.
By Order of the Board of Directors

/s/ Charles A. Wootton
Charles A. Wootton, Clerk
Damariscotta, Maine
March 19, 2018

Regardless of the number of shares you own, your vote is important.
Whether or not you expect to attend the meeting, the prompt return of your proxy will save follow-up expenses and assure the proper representation of your shares.
Please mark, date, sign, and promptly return the enclosed proxy, using the postage-paid envelope provided.
You may revoke your proxy if you so desire at any time before it is voted.

The First Bancorp 2018 Proxy Statement • Page 1

THE FIRST BANCORP, INC.
Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543

PROXY STATEMENT
Annual Meeting of Shareholders to be Held Wednesday, April 25, 2018

This Proxy Statement is being furnished to Shareholders of The First Bancorp, Inc. (the “Company”), the parent company of First National Bank (the “Bank”), in connection with the solicitation of Proxies on behalf of the Board of Directors, to be used at the Annual Meeting of Shareholders of the Company to be held at Samoset Resort, 220 Warrenton Street, Rockport, Maine 04856, on Wednesday, April 25, 2018, at 11:00 a.m. Eastern Daylight Time, and at any adjournment thereof for matters described in the Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to Shareholders on March 19, 2018. This solicitation is made by the Company, which will bear the expenses thereof.

The Proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each Proxy received will be voted for the nominees for Directors described herein and for approval of the matters described below and upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as Proxies; provided, however, that broker non-votes will not be voted in favor of the election of Directors. Any Shareholder giving a Proxy has the power to revoke it at any time before it is exercised by (i) filing with the Clerk of the Company a written notice thereof (Charles A. Wootton, The First Bancorp, Inc., Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543); (ii) submitting a duly executed Proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Clerk notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Only Shareholders of record at the close of business on February 23, 2018 (the “Voting Record Date”) will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 10,846,398 shares of Common Stock of the Company issued and outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented thereat.

The First Bancorp 2018 Proxy Statement • Page 2

PROPOSAL 1: ELECTION OF DIRECTORS

The health of the Company depends on a strong, independent and attentive Board. The Governance Committee of the Board of Directors believes that it is necessary for each of the Company’s Directors to possess a considerable amount of business management and educational experience. In addition, Directors must have sound judgment, wisdom, integrity and ethics. Directors are encouraged to attend seminars and courses to enhance their directorship skills. Each of our outside Directors brings to the Company knowledge from his or her field of expertise, including leadership, finance, marketing and human resources, through the management of their own companies or professional practices. These experiences provide perspective, analytical insight and objectivity when overseeing and evaluating Management. In addition, all Directors serve as referral sources for the Company’s subsidiary. All Directors of the Company also serve on the subsidiary’s Board and meet the requirements for Directors as set forth by the Office of the Comptroller of the Currency. The Board’s familiarity with the Bank’s systems and controls is crucial in maintaining the Company’s safety and soundness. In order to be a candidate for a Director of the Company, each individual must meet the following criteria:

•	Be a citizen of the United States.

•	Have the financial capacity to own and/or purchase the minimum equity interest in the Company as specified in the Company’s bylaws.

•	Be available to attend the monthly meetings of the Board of Directors and Board Committee meetings, as scheduled from time to time.

•	Have the ability and willingness to represent the interests of the Shareholders of the Company.

•	Meet any additional criteria that the Office of the Comptroller of the Currency may establish for directors of a national bank.
If any person named as nominee should be unwilling or unable to stand for election at the time of the Annual Meeting, the holder of the Proxy will vote for any replacement nominee or nominees recommended by the Board of Directors. Each person listed below has consented to be named as a nominee, and the Board of Directors knows of no reason why any of the nominees may not be able to serve as a Director if elected.
The Governance Committee has nominated the following individuals to be submitted to a vote of the Shareholders at the meeting, each to serve (if elected) for a one (1) year term and until his or her successor is duly elected:

Katherine M. Boyd (66) has served as a Director of the Company and the Bank since 1993. A resident of Boothbay Harbor, she owns the Boothbay Region Greenhouses with her husband and she serves as CFO. Ms. Boyd is past President of the Boothbay Region YMCA and graduated with a BA from Pitzer College in 1973.
The Board concluded that Ms. Boyd is well suited to serve as a director of the Company because of her several decades of experience as the manager of a successful Coastal Maine small business.

Robert B. Gregory (64) has served as a Director of the Company and the Bank since 1987 and served as Chairman of both the Company and the Bank from September 1998 to April 2007. Mr. Gregory has been a practicing attorney since 1980, first in Lewiston, Maine and since 1983 in Damariscotta, Maine. In addition, he and his wife Sim serve as advisors to the Bowdoin Christian Fellowship.
The Board concluded that Mr. Gregory is well suited to serve as a director of the Company because of his legal expertise and extensive transactional experience in financial, banking, and commercial real estate matters.

Renee W. Kelly (48) has served as a Director of the Company and the Bank since January 2016. Ms. Kelly served as Director of Economic Development Initiatives for the University of Maine from 1997 until July 2016 when she was promoted to Assistant Vice President for Innovation and Economic Development. In addition, she leads the University’s entrepreneurship and innovation support activities as well as its efforts in the Innovation Engineering Institute. She was a founding member of the leadership team for the Blackstone Accelerates Growth initiative in Maine (now Maine Accelerates Growth) and led the creation of the Innovate for Maine Fellows program. Prior to joining the University, she developed training products for Manpower of Connecticut, worked for a financial services start-up company and served as an aide to then U.S. Senator

The First Bancorp 2018 Proxy Statement • Page 3

Olympia J. Snowe. She currently serves on the boards of several economic development and service organizations, including the Bangor Region Chamber of Commerce and Ellsworth Business Development Corporation. In addition, she is an alternate board member for UpStart Maine.
The Board concluded that Ms. Kelly is well suited to serve as a director of the Company because of her varied experience in economic development.

Tony C. McKim (50) joined the Company as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of the Company and the Bank upon completion of the mergers of FNB Bankshares (“FNB”) and its subsidiary into the Company and the Bank on January 14, 2005. Prior to the mergers, Mr. McKim was President and Chief Executive Officer of FNB and its subsidiary. In January 2015, Mr. McKim was named President and Chief Executive Officer of the Company and the Bank. Mr. McKim is involved in several local associations, including Harbor House, The Maine Seacoast Mission, Ellsworth Business Development Corporation, Acadian Youth Sports, as well as the Maine Bankers Association.
The Board concluded that Mr. McKim is well suited to serve as a director of the Company because of his experience as the former CEO of FNB Bankshares and as a senior officer of the Company with more than two decades in bank management.

Mark N. Rosborough (69) has served as a Director of the Company and the Bank since completion of the mergers of FNB and its subsidiary into the Company and the Bank on January 14, 2005. Prior to the mergers, Mr. Rosborough served as Chairman of the Board of Directors of FNB and its subsidiary. Mr. Rosborough is President of J. T. Rosborough Insurance Agency. He is also a partner in Rosborough Family Limited Partnership, Penrose and TISA and currently serves on the Board of Advisors for Maine Mutual Group. He has served on the Ellsworth City Council, the Ellsworth Chamber of Commerce, as well as the Hanover Insurance Company Advisory Board, the Acadia Insurance Advisory Board, the MEMIC Advisory Board, the Maine Insurance Agency Board of Directors and the American Red Cross for Hancock and Waldo Counties.
The Board concluded that Mr. Rosborough is well suited to serve as a director of the Company because of his experience as the former Chairman of FNB Bankshares and his overall banking expertise and knowledge, and business experience managing a successful insurance agency.

Cornelius J. Russell (54) has served as a Director of the Company and the Bank since February 2014. A second-generation hotelier, Mr. Russell began his career in 1987 with Ocean Properties Ltd. and has held management positions at multiple hotels in Maine, New Hampshire, Colorado, Arizona and Florida. He acted as the General Manager at the Samoset Resort from 1999 to 2015 where he oversaw numerous multi-million dollar capital improvement projects, most recently overseeing the construction of La Bella Vita Ristorante, Enoteca Wine Bar, The Spa and Luxury guest cottages. In July 2015, he became Regional General Manager providing field support to the Residence Inns by Marriott in Auburn, Bath and Bangor along with the Fairfield Inn by Marriott Bangor. He also supported the Homewood Suites Augusta which opened in August 2016. Mr. Russell’s service on several boards of directors includes Past Presidency of the Maine Innkeepers Association and Penobscot Bay Regional Chamber of Commerce, New England Inns and Resorts Association, and the Maine State Chamber of Commerce. He was awarded the 2016 Community Person of the Year by the Penobscot Bay Regional Chamber of Commerce and the 2010 Innkeeper of the Year by the Maine Innkeepers Association. Mr. Russell graduated with a B.S. degree in Resource Economics from the University of Maine.
The Board concluded that Mr. Russell is well suited to serve as a director of the Company because of his varied experience in retail, lodging and hospitality services.

The First Bancorp 2018 Proxy Statement • Page 4

Stuart G. Smith (64) has served as a Director of the Company and the Bank since 1997 and served as Chairman of both the Company and the Bank from May 2007 to April 2013. A resident of Camden, he and his wife, Marianne, own and operate Maine Sport Outfitters in Rockport and Camden, the Lord Camden Inn, the Grand Harbor Inn, 16 Bay View Hotel and Bayview Landing in Camden, as well as the Breakwater Marketplace in Rockland. They are also part owners of the Rockland Harbor Park Center. Mr. Smith holds a BS in economics and history from Duke University and a Master of Environmental Studies from Duke University School of Forestry and Environmental Science. He served for ten years on the public school board of SAD 28 and The Five Town CSD school board as both a director and chairperson, serving on budget and finance committees, labor negotiations, compensation, planning and facility development and management. He has also served as a board member and president of the Camden, Rockport, Lincolnville Chamber of Commerce and the Camden Area YMCA.
The Board concluded that Mr. Smith is well suited to serve as a director of the Company because of his varied experience in retail, lodging and hospitality services, as well as real estate development and management.

Bruce B. Tindal (67) has served as a Director of the Company and the Bank since 1999. Mr. Tindal has been a licensed real estate broker since 1974. Mr. Tindal formed and is owner of Tindal & Callahan Real Estate in Boothbay Harbor, which has been in operation since 1985. He currently serves on the Boothbay Regional Land Trust Board of Advisors. Mr. Tindal is also a member of the National Association of Realtors, Council of Residential Specialists, Real Estate Buyers Agent Council and the Boothbay Harbor Rotary Club.
The Board concluded that Mr. Tindal is well suited to serve as a director of the Company because of his in-depth knowledge of the coastal Maine real estate market and trends.

F. Stephen Ward (64) has been nominated for the first time in 2018 to serve as a Director of the Company and the Bank. Mr. Ward retired as Treasurer and Chief Financial Officer of the Company on March 30, 2018, after serving as Chief Financial Officer of the Company since 1994 and as Chief Financial Officer of the Bank since 1993. During his 28-year career at the Bank and the Company, Mr. Ward was active in local government, serving on the Edgecomb Budget Committee for three years and the Edgecomb School Committee for nine years, including seven years as Chair, as well as the Union 49 School Board for nine years, including three years as Vice-Chair. He has been involved with several non-profit organizations, including Round Top Center for the Arts and the Boothbay Region YMCA. He is currently Board Chair for Coastal Ventures Inc. (CVI), the venture capital subsidiary of Coastal Enterprises which operates four venture capital funds that provide seed capital to startup and early stage companies, primarily in northern New England, with a strong focus on job creation in the region. The majority of the investors in these funds are Maine-based banks. For six years, Mr. Ward also served on the Member Advisory Panel of the Federal Home Loan Bank of Boston, an important funding source for the Bank. Mr. Ward is a resident of Peaks Island, Maine.
The Board concluded that Mr. Ward is well suited to serve as a director of the Company because of his experience as a former senior officer of the Company with more than two decades in bank executive management. In addition, he has extensive experience in financial statement preparation, asset/liability management and management of a complex fixed-income investment portfolio.

* Directors’ ages are as of December 31, 2017.

In order to be elected a Director of the Company, a nominee must receive the affirmative vote of the holders of a majority of the shares of Company’s Common Stock outstanding on the Voting Record Date. Broker non-votes or abstentions will not be counted as affirmative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 1

The First Bancorp 2018 Proxy Statement • Page 5

About the Board of Directors and Its Committees

As of the date of this Proxy Statement, The First Bancorp, Inc. had a Board comprised of nine Directors. During 2017 there were seven regular Board meetings and one Annual Meeting. After each regular Board meeting time is provided for an executive session without Management present. The Board’s Attendance Policy states that all members of the Board are strongly encouraged to attend each meeting of the Board and Committees on which they serve. All Directors attended at least 93% of Board meetings and meetings held by Committees of which they were members in 2017. The aggregate attendance at Board and Committee meetings by all members of the Board of Directors and its Committees in 2017 was in excess of 98%. All Directors are expected to attend the 2018 Annual Meeting of Shareholders, and all Directors were in attendance at the 2017 Annual Meeting.

Although the Company does not have a formal policy with respect to diversity, the Board and the Governance Committee believe it is essential that the Board members represent diverse view points and skill sets (such as gender, race, national origin and education as well as professional experience), and consider each nominee’s/Director’s credentials, competencies and skills as well as the candidate’s area(s) of qualifications and expertise that would enhance the Board’s composition and effectiveness.

Audit Committee. The members of the Company’s Audit Committee for 2017 were Mark N. Rosborough - Chairman, Robert B. Gregory, Renee W. Kelly and David B. Soule, Jr. This Committee met four times during 2017. The Company’s Audit Committee receives and reviews reports on examinations and accounting audits of the Company, and works to ensure the adequacy of operating practices, procedures and controls. Each member of the Audit Committee is independent as defined under the listing standards of the NASDAQ stock market. The Company’s Board of Directors has adopted a written charter for the Company’s Audit Committee, which can be found on the Company’s website (www.thefirst.com/shareholder-relations/corporate-governance). The 2017 report of the Audit Committee can be found on page 36 of this Proxy Statement.

Governance Committee. The members of the Company’s Governance Committee for 2017 were Mark N. Rosborough - Chairman, Katherine M. Boyd and Stuart G. Smith. This Committee met twice during 2017. As stated in the Governance Committee Charter adopted on February 19, 2004, the Committee is responsible to recommend to the Board of Directors the nominees for Board of Directors positions, establishing the tenure and the retirement policies for members of the Board of Directors and reviewing their overall effectiveness. The Governance Committee Charter and the Company's Corporate Governance Guidelines can be found on the Company’s website (www.thefirst.com/shareholder-relations/corporate-governance). Under the Company’s Bylaws, if a Shareholder wishes to nominate a Director for consideration by the Committee, he or she must be a Shareholder of record and have continuously held at least $2,000 in market value of the Company’s Common Stock (as determined by the President) for at least one year as of the date of submittal of such proposal and must continue to hold those securities through the date of such annual meeting. The Committee will also consider if a proposed candidate meets the criteria set forth on page 3 of this Proxy Statement. Each member of the Governance Committee is independent as defined under the listing standards of the NASDAQ stock market.

Compensation Committee. The Company’s Compensation Committee is a standing committee of the Bank’s Board of Directors since all executive compensation is paid by the Bank. The members of the Committee for 2017 were Bruce B. Tindal - Chairman, Mark N. Rosborough, Stuart G. Smith and David B. Soule, Jr. This Committee met three times during 2017. No Director of the Bank or the Company serves as a Director on the board of any other corporation with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or that is subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940, as amended. Each member of the Compensation Committee is independent as defined under the listing standards of the NASDAQ stock market. The function of this Committee is to establish the compensation of the Chief Executive Officer and to review and approve the compensation of other Named Executive Officers. The Compensation Committee Charter adopted in 2013 can be found on the Company’s website (www.thefirst.com/shareholder-relations/corporate-governance).

The First Bancorp 2018 Proxy Statement • Page 6

In addition to the Compensation Committee, there are five other standing committees of the Bank’s Board of Directors: Executive, Audit, Asset/Liability, Trust and Directors’ Loan. Certain members of Management also serve on some committees of the Bank. There are no family relationships among any of the Directors of the Company.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

No member of the Compensation Committee was, or ever has been, an officer or employee of the Company or the Bank. All Committee members are customers of and engage in transactions with the Bank in the ordinary course of business. As described in “Certain Relationships and Related Transactions”, all loans to such individuals were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and, in the opinion of Management, did not involve more than the normal risk of collectability or present other unfavorable features.

Third Party Compensation of Directors
Under Rule 5250 (b)(3) promulgated by NASDAQ, companies must disclose the material terms of all agreements and arrangements between any Director or nominee for Director, and any person or entity other than the Company (the "Third Party"), relating to compensation or other payment in connection with such person's candidacy or service as a director of the Company. As of the date of this Proxy Statement, none of the Company’s Directors or nominees for Director were receiving such compensation.
Director Independence

The Board reviewed the independence of the Company’s Directors in January 2018 based on NASDAQ standards. In this review, the Board considered transactions and relationships between each Director (and any member of his or her immediate family) and the Company or the Bank and between certain entities in which any Director or any immediate family member has certain interests, on the one hand, and the Company or the Bank, on the other hand. The purpose of this review was to determine which of such transactions or relationships were inconsistent with a determination that the Director is independent under NASDAQ rules. As a result of the review, the Board affirmatively determined that as of January 2018 all of the Directors are independent of the Company and the Bank under NASDAQ rules with the exception of President McKim and if elected Mr. Ward.

Risk Oversight

The Board takes an active role as a whole and also at the committee level in overseeing management of the Company’s risk. The Board regularly reviews information regarding the Company’s liquidity and operations as well as the risks associated with each. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risk. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation practices and plans. The Asset/ Liability Committee is responsible for overseeing financial risk. The Audit Committee oversees reports from examiners and auditors of both the internal audit function and independent outside auditors and federal regulators. The Directors’ Loan Committee monitors lending policies to ensure they are adequate and that the lending function follows sound practices. The Trust Committee reviews activities of the Trust and Investment Department to ensure that all trust functions are conducted in accordance with Bank policy, applicable laws and regulations and in a sound manner consistent with fiduciary standards and duties. The Governance Committee manages risk associated with director qualification and performance , as well as the independence of the Board of Directors and potential conflicts.

The First Bancorp 2018 Proxy Statement • Page 7

Leadership Structure

The Company believes that having an independent Director serving as Chairman of the Board is prudent. The Chairman of the Board is elected by a vote of the Directors to serve a one-year term with a maximum appointment of eight terms. David Soule, who is not standing for re-election to the Board, served as Chair from 2013 to the present. The Board will elect a new Chair at its meeting immediately following the Annual Meeting of Shareholders. The Chief Executive Officer serves on the Board of Directors; however, his main focus is to provide leadership to the Company for accomplishing the directives established by the Board of Directors and is responsible for the general administration, oversight, care and management of all property and business of the Company, and for all of its departments as well as full authority over all officers, managers and employees.

Code of Ethics

The Company’s Code of Ethics for Senior Financial Officers, which was adopted by the Board of Directors on June 19, 2003, and the Company’s Code of Business Conduct and Ethics, which was adopted by the Board of Directors on April 15, 2004, are incorporated in the Company’s 2006 Annual Report on Form 10-K as Exhibits 14.1 and 14.2, respectively. They are available on the Company’s website at (www.thefirst.com/shareholder-relations), and a copy may be obtained, free of charge, by written request to the Company.

Audit Committee Financial Expert

Pursuant to Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission, the Company is required to disclose whether it has at least one “Financial Expert” serving on its Audit Committee and if so, the name of the expert and whether the expert is independent of Management. A company that does not have an Audit Committee Financial Expert must disclose this fact and explain why it has no such expert.
At the present time, the Company’s Audit Committee does not have a member who meets the Securities and Exchange Commission’s complete definition of a financial expert. It is the opinion of the Company’s Board of Directors, however, that the Company addresses its audit functions with a depth of penetration and rigor that meets the intent of the requirements of the Sarbanes-Oxley Act for the following reasons:

•
The Company is a one-bank holding company owning all of the capital stock in the Bank. All Directors of the Bank meet the requirements and qualifications imposed by the Office of the Comptroller of the Currency, the Bank’s principal regulator, which conducts regular supervisory examinations of the Bank. In addition to requiring knowledge of the banking industry and the financial regulatory system, these qualifications require a “background, knowledge, and experience in business or another discipline to oversee the Bank.”

•
All members of the Audit Committee of the Bank and the Company are independent Directors, as defined by the Securities and Exchange Commission and NASDAQ. Three of the members operate their own businesses and have knowledge of accounting for both their own businesses as well as for the Bank and the Company. The fourth serves on the boards of several economic development and service organizations.

•	The members of the Audit Committee have considerable experience as Directors of the Bank and the Company.

•
Internal audit work of the Bank and the Company is outsourced to a professional firm which conducts all internal audits except for loan review, for which a second professional firm performs quality control loan review. Both firms provide detailed periodic reports to the Audit Committee and the Directors’ Loan Committees, respectively.

•
The Bank is a highly regulated entity which undergoes regular and thorough examination by the Office of the Comptroller of the Currency, with additional oversight by the Federal Deposit Insurance Corporation. The Company is a “Financial Holding Company” as defined by the Federal Reserve Board and as such is regulated and regularly examined by the Federal Reserve Board.

The First Bancorp 2018 Proxy Statement • Page 8

•	The Company also continuously reviews, at its own initiative, the expertise of the members of its Board of Directors and its Audit Committee.

Security Ownership of Directors, Management and Principal Shareholders

The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of February 23, 2018 by (i) each person known by the Company to own beneficially more than 5.0% of the Company’s Common Stock, (ii) each nominee for Director of the Company, (iii) the Named Executive Officers, and (iv) all Executive Officers and Directors of the Company as a group. Except as otherwise indicated below, each of the Directors and Executive Officers and persons owning more than five percent of the Company’s stock has sole voting and investment power with respect to all shares of stock beneficially owned as set forth opposite his or her name.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership				Percent of Class
Common Stock	Katherine M. Boyd	35,674[1]	5,407[2]			*
Common Stock	Robert B. Gregory	47,947[1]	649[2]	3,600[3]		*
Common Stock	Renee W. Kelly	3,292[1]				*
Common Stock	Tony C. McKim	96,672[1]				*
Common Stock	Mark N. Rosborough	152,028[1]	5,090[2]			1.45%
Common Stock	Cornelius J. Russell	5,341[1]				*
Common Stock	Stuart G. Smith	106,373[1]	456[2]			*
Common Stock	Bruce B. Tindal	20,021[1]	1,000[2]			*
Common Stock	F. Stephen Ward	43,463[1]				*
Common Stock	Charles A. Wootton	28,667[1]				*
Common Stock	Susan A. Norton	27,839[1]	353[4]			*
Common Stock	Richard M. Elder	18,003[1]				*
Total Ownership of all Directors and Executive Officers as a Group					784,667	7.23%
Owners of 5% or more	BlackRock Fund Advisors[5]				644,217	5.94%
400 Howard Street, San Francisco, California
	The Midwest Trust Company				616,668	5.69%
5901 College Blvd, STE 100, Overland Park, Kansas

1 Direct holdings including sole ownership, joint ownership, DRIP, ESPP, Grants and 401(k) Shares
2 Spouse’s holdings
3 Trustee for First Fruit Foundation
4 By adult child
5 Information regarding BlackRock Fund Advisors and The Midwest Trust Company is based solely upon information obtained from NASDAQ
* Less than one percent of total outstanding shares

The First Bancorp 2018 Proxy Statement • Page 9

Executive Officers

Each Executive Officer of the Company and the Bank is identified in the following table, which also sets forth their respective offices and periods served as an Executive Officer of the Company or the Bank which includes all such service, and not necessarily only service in such officer's current office and position. The ages shown are as of December 31, 2017.

Name	Current Office & Position	Period Served

Tony C. McKim	President & Chief Executive Officer of the Company and the Bank	2005 to date
F. Stephen Ward	Treasurer of the Company, Executive Vice President & Chief Financial Officer of the Company	1993 to date
Charles A. Wootton	Executive Vice President and Clerk of the Company, Executive Vice President and Senior Loan Officer of the Bank	2000 to date
Susan A. Norton	Executive Vice President and Chief Administrative Officer of the Bank	2002 to date
Richard M. Elder	Executive Vice President, Chief Financial Officer of the Bank	2002 to date
Steven N. Parady	Executive Vice President, Chief Fiduciary Officer of the Bank	2016 to date
Tammy L. Plummer	Executive Vice President, Chief Information Officer of the Bank	2016 to date
Sarah J. Tolman	Executive Vice President, Branch Administration of the Bank	2016 to date

Tony C. McKim (50) joined the Company as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of the Company and the Bank with the merger of FNB Bankshares on January 14, 2005. In January 2015, he was promoted to President and Chief Executive Officer of the Company and the Bank. Prior to the merger, Mr. McKim was President and Chief Executive Officer of FNB Bankshares and The First National Bank of Bar Harbor beginning in 2000.
F. Stephen Ward (64) has served as Treasurer and Chief Financial Officer of the Company since 1994 and was Chief Financial Officer of the Bank from 1993 to 2018. In 2005, Mr. Ward was promoted to Executive Vice President. Mr. Ward has been employed by the Bank since 1990 and served as Marketing Officer from 1990 to 1993. Mr. Ward will retire as Treasurer and Chief FInancial Officer of the Company on March 30, 2018.
Charles A. Wootton (61) has been employed by the Bank since January 2000. In 2001, Mr. Wootton was promoted to Senior Vice President of Banking Services and Senior Loan Officer. In 2005, Mr. Wootton was promoted to Executive Vice President. From 1981 to 2000 Mr. Wootton was employed by Camden National Bank, serving as branch manager, commercial loan and business development officer, becoming Vice President responsible for branch administration in 1996.
Susan A. Norton (57) has been employed by the Bank since 1992 and was promoted to Senior Vice President, Human Resources and Compliance in 2005. In January 2009, Ms. Norton was promoted to Executive Vice President and in January 2017 she was named Executive Vice President and Chief Administrative Officer. Ms. Norton has also served as Assistant Compliance Officer and Education Officer. She currently holds the position of CRA Officer and Compliance Officer for the Company and is certified as a Senior Professional in Human Resources.
Richard M. Elder (52) has been employed by the Bank since 1993. Mr. Elder was promoted to Vice President of Retail Services in 2001, to Senior Vice President in 2005 and to Executive Vice President in 2016. In January 2017, Mr. Elder was named Executive Vice President/Treasurer of the Bank and in January 2018 Chief Financial Officer of the Bank. Mr. Elder previously served as Manager of the Bank’s Boothbay Harbor branch and as Senior Commercial Loan Officer. On March 30, 2018, Mr. Elder will also become Treasurer and Chief Financial Officer of the Company.
Steven K. Parady, Esq. (63) has been employed by the Bank since 1997. From 1997 to 1999 Mr. Parady worked as a Commercial Development Officer for The First National Bank of Bar Harbor ("FNBBH") as well

The First Bancorp 2018 Proxy Statement • Page 10

as a being a member of FNBH's Board of Directors. In 1999 he moved to the Trust division of FNBBH as a Trust Officer. In 2007 he was promoted to the Senior Trust Officer and Chief Fiduciary of First Advisors. In January 2016 he was promoted to Executive Vice President.
Tammy L. Plummer (52) has been employed by the Bank since 1985 in a variety of roles of increasing responsibility.  She was promoted to Senior Vice President, Chief Technology Officer in 2009 and to Chief Information Officer in 2015. In January 2016, Ms. Plummer was promoted to Executive Vice President. She currently holds the position of Information Security Officer for the Company and was previously the Data Processing Manager.
Sarah J. Tolman (39) has been employed by the Bank since August of 2014.  Ms. Tolman was promoted to Executive Vice President of Branch Administration in January of 2016.  Ms. Tolman oversees the daily activities of all branch offices as well as the phone banking center.  She has sixteen years of banking experience, the last three at First National Bank.  Ms. Tolman is a graduate of Husson College and the Mid-Coast Leadership Academy via the University of Maine.

There are no family relationships among any of the Executive Officers, nor are there any arrangements or understandings between any Executive Officer and any other person pursuant to which that Executive Officer has been or is to be elected.

The First Bancorp 2018 Proxy Statement • Page 11

Compensation Discussion and Analysis

Executive Summary

The Compensation Committee of the Board of Directors of The First Bancorp, Inc. oversees the Company’s executive compensation program. The Committee consists solely of “Independent Directors”, i.e., those Directors who are neither officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment to carry out the responsibilities of a Director and who are otherwise “independent” under the rules of the NASDAQ Stock Market, Inc.
The Committee has the direct responsibility to:

1.
Review and approve corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives and determine the CEO’s compensation level based on this evaluation. The corporate goals which are developed to encourage Management to not take undue or excessive risk are established jointly between the Compensation Committee and the CEO and are driven by the Company’s strategic plan and annual operating budget. In addition to the Company-wide goals, the Committee and the CEO jointly agree on individual performance goals for the CEO. Examples of these goals, which may vary from year to year, include the Company’s earnings targets, loan and deposit growth objectives, risk management analysis, as well as specific individual goals such as implementing components of the approved strategic plan and leadership development.

2.	Review and approve the compensation of all other Named Executive Officers of the Company with recommendations and input from the CEO.

3.
Review and approve grants, awards and issuances under, or any material amendment of, the equity-based long-term and short-term incentive plans, which are described below. In consultation with Management, oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax-deductibility and, as and when required, establish performance goals and certify that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

4.	Establish and review Company stock ownership guidelines for the CEO and other Named Executive Officers of the Company.

5.	Review and approve any severance or similar termination payments proposed to be made to any current or former Named Executive Officer of the Company, and any agreements providing for such payments.

Philosophy of Our Executive Compensation Program

The Company recognizes that the attraction and retention of high-performing employees are among the key components of the organization’s past performance and future success. In support of that objective, the Compensation Committee believes that the most effective executive compensation program is one that rewards annually the achievement of established long-term and strategic goals, and aligns executives’ interests with those of Shareholders and the long-term interests of the Company. The Committee evaluates both performance and compensation of our executives relative to the compensation paid to similar executives at comparably sized and similarly performing banks. Our goal is to maintain an appropriate relationship between the compensation of our executives and the Company’s performance. The overall objectives of our compensation program are:

a)	To provide both short-term and long-term alignment between pay and performance;

b)	To align executive interests with those of Shareholders;

c)	To remain competitive within the relevant marketplace in terms of total compensation; and

d)	To enable the Company to attract, retain, and motivate top talent.
The elements of our compensation program are discussed in more detail below, but in summary, the elements of our program are as follows:

a)	Base Pay will target slightly above the market median (55th to 75th percentile) of the Company’s peer group, established by Pearl Meyer & Partners and described below, and will reflect the individual

The First Bancorp 2018 Proxy Statement • Page 12

executive’s role, experience and contribution to the Company.

b)	Short-term incentives will reflect annual goals related to the Company’s profitability and asset quality as well as the achievement of individual goals for each executive.

c)
Long-term incentives which focus on achievement of longer-term objectives and seek to reduce incentives driven by short-term developments may be awarded on an annual basis and are intended to promote the retention of the executive team.

d)	The Committee will determine an appropriate mix of base pay, short-term and long-term incentives based on the executive’s position and tenure with the Company.

e)	Other benefits will be competitive and appropriate to retain and attract talented individuals.

f)
All elements of our compensation are evaluated by the Compensation Committee to ensure they are not designed to encourage or incentivize Management to cause the Company to take excessive or undue risk.

g)
In addition to the compensation program, the Compensation Committee has also established stock ownership guidelines for the CEO and other Named Executive Officers (NEOs). These ownership guidelines further align the CEO's and NEO's performance with the long term goals of the Company.

Total compensation is expected to vary each year, and evolve over the long-term to reflect our performance relative to our peers and the industry with corresponding returns for our Shareholders.

Considerations in Determining Executive Compensation

In 2017, Pearl Meyer, a consulting firm specializing in compensation and benefits for financial institutions, conducted a comprehensive total senior executive compensation analysis for the Company. The peer group utilized by the Company consisted of publicly traded non-metropolitan bank holding companies located in New England, New York and Pennsylvania. The results of this review were used to guide the Committee’s refinement of the Company’s compensation philosophy and resulting compensation programs for senior executives.

Compensation Benchmarking: Understanding and having a comparative analysis of the compensation of senior banking executives in the banking industry is a key element considered by the Committee in making compensation decisions. Similar to the Company’s past internal practices, Pearl Meyer assisted the Committee with defining a peer group of institutions of similar asset size and regional location. The peer group includes the two comparable banks located in the state of Maine and other banks located in similar non-metropolitan areas in the Northeast. The comparable companies are reviewed annually and may change slightly depending on changes either in the market or in the peer group banks themselves. The peer group targets approximately 20 institutions ranging from two-thirds to two times the Company’s size in terms of assets. The overall objective is to position the Company at approximately the median salary levels of the peer group.
Performance factors will also be taken into account should a company in the peer group have performance that varies greatly from that of the group and/or the Company. We may discount a defined peer bank or drop a company from the group should performance vary widely.

The First Bancorp 2018 Proxy Statement • Page 13

The peer group used for 2017 was as follows:

Harbor One Bancorp	Camden National Corporation
Orrstown Financial Services, Inc.	Arrow Financial Corporation
ACNB Corporation	CNB Financial Corporation
Enterprise Bancorp, Inc.	Evans Bancorp, Inc.
Codorus Valley Bancorp, Inc.	Northeast Bancorp
ESSA Bancorp, Inc.	Bar Harbor Bankshares
Ameriserv Financial, Inc.	Chemung Financial Corporation
Hingham Institution for Savings	Citizens & Northern Corporation
Penns Woods Bancorp, Inc.	Blue Hills Bancorp, Inc.
Cambridge Bancorp

In addition to the peer group, the consultant included data from other industry data bases and surveys including Watson Wyatt Financial Institutions Benchmark Survey and Pearl Meyer’s own annual survey. Data and competitive perspectives were assessed relative to base salary, total cash compensation, short- and long- term incentives, total direct compensation, benefits and other compensation and total compensation. The Committee reviewed data individually and in the aggregate. Data from the review was used to develop pay guidelines and as a reference for decisions for both short-term and long-term compensation.

Elements of the Compensation Program - Detail

Base Pay: Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries for 2017, as noted previously, the Compensation Committee engaged the services of Pearl Meyer to conduct a comprehensive compensation analysis. One result of this analysis was the establishment of a peer group, detailed above, and the Committee made a decision to target base salaries just above the market median (55th to 75th percentile) of that peer group’s base compensation for similarly positioned executives. In addition to the peer group comparison, a variety of other factors are used to determine base compensation, including: the seniority of the individual, the level of the officer’s responsibility and the performance of the officer in meeting his/her annual goals. The annual goals of the NEOs, other than the CEO, are set jointly by the CEO and the Officer, and reviewed by the Compensation Committee. These goals are aligned with the Company’s annual goals and individualized for the area of responsibility of the NEO. For example, goals of the Senior Loan Officer center on loan growth targets and loan quality parameters, the latter being measured on the basis of loan delinquency rates, level of non-performing loans and amount of loan charge-offs for the year. The CFO has goals based on asset/liability management, investment portfolio performance and quality of financial reporting. As a high-performing company with consistent results, specifically in the categories of Return on Assets, Return on Equity and Efficiency Ratio, that are typically in the upper third of our peer group, we believe that the base salaries of our executives should be reflective of our performance within our industry. Base salaries are reviewed at least annually by the Compensation Committee. The Compensation Committee, with assistance from Pearl Meyer, has worked to design an effective program to motivate and retain NEOs, which may utilize long-term restricted stock.

Short-Term Incentives: In 2012, the Board of Directors approved a Short-Term Incentive Plan. The five NEOs and certain other senior executives are eligible for incentives under this program, which is part of a total compensation package including base salary, annual incentives, equity and benefits. The philosophy of the Compensation Committee was to set competitive, reasonable base salaries and allow for the potential of meaningful incentives tied to the Company’s short-term initiatives to optimize profitability, growth, and excellence in individual performance, and to promote teamwork among its participants.
The plan is designed to:

The First Bancorp 2018 Proxy Statement • Page 14

▪	Ensure clarity of expectations in terms of expected results;

▪	Recognize and reward achievement of annual business goals;

▪	Motivate and reward superior performance;

▪	Encourage teamwork and collaboration among the Company’s leadership and across business groups;

▪	Attract and retain talent needed to grow the Company/Bank;

▪	Be competitive with market; and

▪	Ensure incentives are appropriately risk-balanced (i.e., do not motivate or reward excessive risk taking).

Employees who are eligible for incentive awards are subject to meeting the following requirements:

▪
New hires must be employed prior to October 1st to be eligible to participate in the plan for the performance period. Employees hired after that date must wait until the next calendar year to be eligible for an award under the plan. Eligibility begins the first full month worked. Participants receive a pro-rated award using full months worked during the plan year.

▪	Awards under the plan shall be limited to individuals employed by the Company/Bank on the date of payment, except in the case of disability, death, or retirement.

▪
Participants on a performance improvement plan or with an unsatisfactory performance rating at the time of payment or who have given notice of resignation at the time of payment are not eligible to receive an award.

Each participant has a target incentive opportunity based on his or her role. The target incentive reflects a percentage of base salary determined to be consistent with competitive market practices. Actual awards are based on achievement of specific goals and could range from 0%, for not achieving minimal performance, to 150% of target, for exceptional performance. Each participant has five predefined performance goals used to determine his or her short-term incentive award in three performance categories: Company-wide, individual specific, and discretionary. The goals are then weighted to reflect the focus and contribution for each position in the Company.
The plan is based on a balance of multiple measures, layered oversight, and reasonable ceilings for exceptional performance. The plan is structured to discourage excessive risk taking. The Compensation Committee reviewed the plan design to insure it is in line with best practices for risk. The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other violation of recognized ethical business standards will subject any participant to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the plan to which such a participant would otherwise be entitled will be revoked or subject to “claw back.”
The Short-term Incentive Plan operates on a calendar year schedule (January 1 - December 31). Annual cash incentive awards will be paid out by March 15th immediately following the Plan year. Awards granted under this program are in the form of cash.

The First Bancorp 2018 Proxy Statement • Page 15

Since all NEO compensation is paid by the Bank, not the Company, the performance measures for the Short-Term Incentive Plan are based on the Bank's, not the Company's, 2017 performance. The following tables summarize the performance measures, weightings, as well as potential and total payouts for each NEO in 2017:

Officer			Percent of Base	Amount
Tony McKim	2017 Base Salary			$475,000
Chief Executive Officer	2017 Incentive Target		30.00%	$142,500
	2017 Actual Payout		31.50%	$149,858
Performance Measures	Threshold	Target	Stretch	Weight
Net income (in thousands)	$18,752	$19,752	$20,752	20.00%
Return on Average Equity	12.25%	13.25%	14.25%	10.00%
Efficiency Ratio	50.58%	48.58%	46.58%	10.00%
Fee Income From Four Key Areas (in thousands)	9,257	9,557	9,857	10.00%
Implementation of Strategic Plan	50.00%	100.00%	150.00%	30.00%
Discretionary	50.00%	100.00%	150.00%	20.00%
Incentive Opportunity Range	Threshold	Target	Stretch
Net income	$14,250	$28,500	$42,750
Return on Average Equity	7,125	14,250	21,375
Efficiency Ratio	7,125	14,250	21,375
Fee Income From Four Key Areas	7,125	14,250	21,375
Implementation of Strategic Plan	21,375	42,750	64,125
Discretionary	14,250	28,500	42,750
	$71,250	$142,500	$213,750
Actual Achievement	Actual Performance	Payout Allocation	Weighted Payout Percent	Actual Payout
Net income	$19,982	107.90%	21.60%	$30,765
Return on Average Equity	13.35%	102.70%	10.30%	14,635
Efficiency Ratio	48.81%	92.10%	9.20%	13,118
Fee Income From Four Key Areas	9,803	141.00%	14.10%	20,090
Implementation of Strategic Plan	100.00%	100.00%	30.00%	42,750
Discretionary	100.00%	100.00%	20.00%	28,500
			105.20%	$149,858

The First Bancorp 2018 Proxy Statement • Page 16

Officer			Percent of Base	Amount
F. Stephen Ward	2017 Base Salary			$262,700
Chief Financial Officer	2017 Incentive Target		25.00%	$65,675
	2017 Actual Payout		27.90%	$73,302
Performance Measures	Threshold	Target	Stretch	Weight
Net income (in thousands)	$18,752	$19,752	$20,752	20.00%
Return on Average Equity	12.25%	13.25%	14.25%	10.00%
Efficiency Ratio	50.58%	48.58%	46.58%	10.00%
Fee Income From Four Key Areas (in thousands)	9,257	9,557	9,857	10.00%
Implementation of Strategic Plan	50.00%	100.00%	150.00%	15.00%
UBPR Investment Yield Spread to Peers	0.50%	1.00%	1.50%	15.00%
Discretionary	50.00%	100.00%	150.00%	20.00%
Incentive Opportunity Range	Threshold	Target	Stretch
Net income	$6,568	$13,135	$19,703
Return on Average Equity	3,284	6,568	9,851
Efficiency Ratio	3,284	6,568	9,851
Fee Income From Four Key Areas	3,284	6,568	9,851
Implementation of Strategic Plan	4,926	9,851	14,777
UBPR Investment Yield Spread to Peers	4,926	9,851	14,777
Discretionary	6,568	13,135	19,703
	$32,840	$65,676	$98,513
Actual Achievement	Actual Performance	Payout Allocation	Weighted Payout Percent	Actual Payout
Net income	$19,982	107.90%	21.60%	$14,179
Return on Average Equity	13.35%	102.70%	10.30%	6,745
Efficiency Ratio	48.81%	92.10%	9.20%	6,046
Fee Income From Four Key Areas	9,803	141.00%	14.10%	9,259
Implementation of Strategic Plan	100.00%	100.00%	15.00%	9,851
UBPR Investment Yield Spread to Peers	1.43%	143.00%	21.50%	14,087
Discretionary	100.00%	100.00%	20.00%	13,135
			111.70%	$73,302

The First Bancorp 2018 Proxy Statement • Page 17

Officer			Percent of Base	Amount
Charles Wootton	2017 Base Salary			$248,500
Senior Loan Officer	2017 Incentive Target		25.00%	$62,125
	2017 Actual Payout		24.30%	$60,338
Performance Measures	Threshold	Target	Stretch	Weight
Net income (in thousands)	$18,752	$19,752	$20,752	20.00%
Return on Average Equity	12.25%	13.25%	14.25%	10.00%
Efficiency Ratio	50.58%	48.58%	46.58%	10.00%
Fee Income From Four Key Areas (in thousands)	9,257	9,557	9,857	10.00%
Loan Growth YTD Average (in thousands)	61,871	76,871	91,871	10.00%
Past Due Loans/Total Loans YTD Average	1.35%	1.10%	0.85%	10.00%
Classified Loans to Equity	22.00%	19.00%	16.00%	10.00%
Discretionary	50.00%	100.00%	150.00%	20.00%
Incentive Opportunity Range	Threshold	Target	Stretch
Net income	$6,213	$12,425	$18,638
Return on Average Equity	3,106	6,213	9,319
Efficiency Ratio	3,106	6,213	9,319
Fee Income From Four Key Areas	3,106	6,213	9,319
Loan Growth YTD Average	3,106	6,213	9,319
Past Due Loans/Total Loans YTD Average	3,106	6,213	9,319
Classified Loans to Equity	3,106	6,213	9,319
Discretionary	6,213	12,425	18,638
	$31,062	$62,128	$93,190
Actual Achievement	Actual Performance	Payout Allocation	Weighted Payout Percent	Actual Payout
Net income	$19,982	107.90%	21.60%	$13,413
Return on Average Equity	13.35%	102.70%	10.30%	6,380
Efficiency Ratio	48.81%	92.10%	9.20%	5,719
Fee Income From Four Key Areas	9,803	141.00%	14.10%	8,758
Loan Growth YTD Average	90,553	145.60%	14.60%	9,046
Past Due Loans/Total Loans YTD Average	1.23%	74.00%	7.40%	4,597
Classified Loans to Equity	26.00%	—%	—%	—
Discretionary	100.00%	100.00%	20.00%	12,425
			97.20%	$60,338

The First Bancorp 2018 Proxy Statement • Page 18

Officer			Percent of Base	Amount
Susan Norton	2017 Base Salary			$217,200
Chief Administrative Officer	2017 Incentive Target		25.00%	$54,300
	2017 Actual Payout		25.70%	$55,883
Performance Measures	Threshold	Target	Stretch	Weight
Net income (in thousands)	$18,752	$19,752	$20,752	20.00%
Return on Average Equity	12.25%	13.25%	14.25%	10.00%
Efficiency Ratio	50.58%	48.58%	46.58%	10.00%
Fee Income From Four Key Areas (in thousands)	9,257	9,557	9,857	10.00%
Implementation of Strategic Plan	50.00%	100.00%	150.00%	15.00%
Personnel Expense to Average Assets	1.02%	0.92%	0.82%	15.00%
Discretionary	50.00%	100.00%	150.00%	20.00%
Incentive Opportunity Range	Threshold	Target	Stretch
Net income	$5,430	$10,860	$16,290
Return on Average Equity	2,715	5,430	8,145
Efficiency Ratio	2,715	5,430	8,145
Fee Income From Four Key Areas	2,715	5,430	8,145
Implementation of Strategic Plan	4,073	8,145	12,218
Personnel Expense to Average Assets	4,073	8,145	12,218
Discretionary	5,430	10,860	16,290
	$27,151	$54,300	$81,451
Actual Achievement	Actual Performance	Payout Allocation	Weighted Payout Percent	Actual Payout
Net income	$19,982	107.90%	21.60%	$11,723
Return on Average Equity	13.35%	102.70%	10.30%	5,577
Efficiency Ratio	48.81%	92.10%	9.20%	4,999
Fee Income From Four Key Areas	9,803	141.00%	14.10%	7,655
Implementation of Strategic Plan	100.00%	100.00%	15.00%	8,145
Personnel Expense to Average Assets	0.94%	85.00%	12.80%	6,924
Discretionary	100.00%	100.00%	20.00%	10,860
			103.00%	$55,883

The First Bancorp 2018 Proxy Statement • Page 19

Officer			Percent of Base	Amount
Richard Elder	2017 Base Salary			$185,250
Treasurer	2017 Incentive Target		25.00%	$46,313
	2017 Actual Payout		26.60%	$48,704
Performance Measures	Threshold	Target	Stretch
Net income (in thousands)	$18,752	$19,752	$20,752	20.00%
Return on Average Equity	12.25%	13.25%	14.25%	10.00%
Efficiency Ratio	50.58%	48.58%	46.58%	10.00%
Fee Income From Four Key Areas (in thousands)	9,257	9,557	9,857	10.00%
Implementation of Strategic Plan	50.00%	100.00%	150.00%	30.00%
Discretionary	50.00%	100.00%	150.00%	20.00%
Incentive Opportunity Range	Threshold	Target	Stretch
Net income	$4,631	$9,263	$13,894
Return on Average Equity	2,316	4,631	6,947
Efficiency Ratio	2,316	4,631	6,947
Fee Income From Four Key Areas	2,316	4,631	6,947
Implementation of Strategic Plan	6,947	13,894	20,841
Discretionary	4,631	9,263	13,894
	$23,157	$46,313	$69,470
Actual Achievement	Actual Performance	Payout Allocation	Weighted Payout Percent	Actual Payout
Net income	$19,982	107.90%	22.30%	$9,999
Return on Average Equity	13.35%	102.70%	10.50%	4,756
Efficiency Ratio	48.81%	92.10%	22.50%	4,263
Fee Income From Four Key Areas	9,803	100.00%	20.00%	6,529
Implementation of Strategic Plan	100.00%	100.00%	20.00%	13,894
Discretionary	100.00%	100.00%	20.00%	9,263
			115.30%	$48,704

Long-Term Incentives

Stock Options and Restricted Stock Awards: In 2010, the Company’s Shareholders voted to establish an equity-based long-term incentive plan which grants authority to the Board of Directors to issue stock options, restricted stock and other equity-based grants to retain and motivate existing high-performing employees and to attract new members to the Management team should the need arise. The purpose of this plan is to incentivize executives through equity ownership and align their interests with those of the Shareholders while providing mid-term and longer-term incentives tied to overall Company performance. It is among the objectives of this plan that, by having a portion of the executive’s compensation tied to the performance of the Company’s stock, the individual will be rewarded for enhancing long-term shareholder value.
The mid- to long-term outlook of this type of compensation serves as a balance to the short-term rewards of base compensation and the short-term incentive plan. Due to conservative vesting provisions, stock options and restricted stock grants are also designed to encourage an executive to remain with the Company. The amount of options granted reflects the executive’s position in the organization, level of responsibility, impact on the Company’s performance and actual performance in meeting individual performance goals.
The plan is administered by the Compensation Committee of the Board of Directors, and in 2012, the Compensation Committee established specific long-term incentive targets for the NEOs based on position in the Company. The plan approved by Shareholders implements safeguards, including clawbacks, to curtail undue short-term risk taking. The Compensation Committee is responsible for the design and oversight for these safeguards.

The First Bancorp 2018 Proxy Statement • Page 20

For 2017 performance, grants under the long-term incentive plan were awarded by the Company’s Compensation Committee on January 4, 2018, and were based on the previous day’s closing price for the Company’s Common stock of $27.37 per share. All awards have a cliff vesting period of five years with the exception of Mr. Ward and Mr. Wootton. Mr. Ward's grants will vest on March 30, 2018, the date of his retirement, and Mr. Wootton's award has a vesting period of four years. The following table summarizes the 2017 targets and actual grants to the NEOs under the long-term incentive program:

For 2017 Performance	Target	Actual	Value	Shares
Tony C. McKim	20.0%	20.0%	$95,000	3,471
F. Stephen Ward	15.0%	15.0%	$39,405	1,440
Charles A. Wootton	15.0%	15.0%	$37,275	1,362
Susan A. Norton	15.0%	15.0%	$32,580	1,190
Richard M. Elder	15.0%	15.0%	$27,788	1,015

For 2016 performance, grants under the long-term incentive plan were awarded by the Company’s Compensation Committee on January 26, 2017, and were based on the previous day’s closing price for the Company's common stock of $29.10 per share. All awards have cliff vesting, with Mr. Ward’s having a vesting period of one year from the date of grant, and the remaining NEOs having a vesting period of five years from date of grant. The following table summarizes the 2016 targets and actual grants to the NEOs under the long-term incentive program:

For 2016 Performance	Target	Actual	Value	Shares
Tony C. McKim	20.0%	20.0%	$86,000	2,955
F. Stephen Ward*	15.0%	15.0%	$38,160	1,311
Charles A. Wootton	15.0%	15.0%	$36,165	1,243
Susan A. Norton	15.0%	15.0%	$31,530	1,084
Richard M. Elder	15.0%	15.0%	$26,910	925
*On February 14, 2017, F. Stephen Ward was granted an additional 665 shares at $27.14 the closing price on February 13, 2017. These shares were granted based on 2016 performance.

For 2015 performance, grants under the long-term incentive plan were awarded by the Company’s Compensation Committee on January 28, 2016 and were based on the previous day’s closing price for the Company’s common stock of $18.11 per share. All awards have cliff vesting, with Mr. Ward’s having a vesting period of one year from the date of grant and the remaining NEOs having a vesting period of five years from the date of grant. The following table summarizes the 2015 targets and actual grants to the NEOs under the long-term incentive program:

For 2015 Performance	Target	Actual	Value	Shares
Tony C. McKim	20.0%	20.0%	$75,000	4,141
F. Stephen Ward	15.0%	20.0%	$37,050	2,046
Charles A. Wootton	15.0%	15.0%	$35,100	1,938
Susan A. Norton	15.0%	15.0%	$30,605	1,690
Richard M. Elder	10.0%	10.0%	$26,250	1,449

The Board of Directors is required to make appropriate adjustments in connection with the 2010 Plan and any outstanding awards to reflect stock dividends, stock splits and certain other events. In the event of a merger, liquidation or other reorganization event, as defined in the 2010 Plan, the Board of Directors is authorized to provide for outstanding options or other stock-based awards to be assumed or substituted for, and, if the acquiring or succeeding corporation does not agree to assume or substitute for, such awards, the Board of Directors is authorized to provide for the acceleration of any award, and, if applicable, to make an award fully exercisable prior to consummation of the reorganization event or to provide for a cash out of the value of any outstanding options. Upon the occurrence of a reorganization event, the repurchase and other rights of the Company under each outstanding award shall inure to the benefit of the Company’s successor and shall apply to

The First Bancorp 2018 Proxy Statement • Page 21

the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to the Common Stock subject to such restricted stock award.

Stock Ownership Guidelines

On October 17, 2012, the Compensation Committee voted to establish ownership guidelines applicable to Directors, Named Executive Officers, and other executives as recommended by the President and CEO and approved by the Compensation Committee. Executives and Directors are expected to maintain the ownership (by Company grant and individual ownership) of at least the following amounts of the Company's stock:

Participant	Required Value or Number of Shares
Directors	5,000 Shares
President and CEO	2x Base Salary
Named Executive Officers (NEOs)	1x Base Salary

As of December 31, 2017, all Directors and NEOs met the above stock ownership guidelines except for Director Kelly. Until the ownership guideline is achieved, 75% of Ms. Kelly's directors' fees will be paid in Company stock. The Company has no policies with regard to hedging activities related to shares owned under the above guidelines.

Compensation Mix

With assistance from Pearl Meyer, the Compensation Committee believes that the Company has developed an appropriate mix of base pay, short-term incentives and long-term incentives for the Named Executive Officers. Utilizing the 2010 Equity Incentive Plan, the Compensation Committee reviews the mix and determines how long-term incentives fit with total compensation. The Committee’s expectation is that long-term incentives will constitute 10% to 25% of total compensation depending on the executive and his or her position in the Company. In addition to the long-term incentive plan, the short-term incentive plan approved by the Board in 2012 provides for short-term incentives that could also constitute 10% to 25% of total compensation depending on the executive, his or her position in the Company and the executive’s job performance in the prior year. With the addition of the short-term and long-term incentive programs, base compensation should constitute 50% to 80% of total pay depending on the executive, his or her position and individual achievement in relation to his or her goals. These percentages are based on industry averages and best practices.

Supplemental Executive Retirement Plan: The Company also sponsors an unfunded, non-qualified supplemental retirement plan established in 1997 for certain Executive Officers. The plan provides supplemental retirement benefits payable in installments over 20 years, commencing upon retirement or death. The costs for this plan are recognized over the service lives of the participating Executive Officers. As of December 31, 2017, only one active executive (CFO Ward) was a participant in the plan. The projected retirement benefit for Mr. Ward is $61,127 per year, with such payments beginning in the year 2018. The benefit is capped at the above amount.

Other Benefits

401(k) and Other Benefits: The Company’s primary retirement plan is the 401(k) Plan. It is available to any employee who has attained the age of 21 and completed six months of continuous service with the Company. The Company typically provides a match at 50% of employee deferrals to the extent that the deferral does not exceed 6% of eligible compensation. In addition, an annual discretionary component may be paid. The Board makes a determination at the end of each fiscal year as to what, if any, amount is to be paid based on the financial performance of the Company for that year. In 2017, 2016, and 2015, this discretionary amount was 2.0% of base salary for all eligible employees. Employee contributions are 100% vested at all times, while employer contributions are vested over a five-year period. Upon termination of employment for any reason, a

The First Bancorp 2018 Proxy Statement • Page 22

plan participant may receive his or her contribution account and earnings allocated to it, as well as the vested portion of his or her employer-matching account and earnings allocated to it. Non-vested amounts are forfeited and are used by the Company to help defray plan administration expenses.

Stock Purchase Plan: The Company has a stock purchase plan available to all employees and Directors that provides an opportunity to purchase shares through payroll deduction. Directors may elect to have up to 100% of their fees placed in the stock purchase plan. The purchase price is at the fair market value of the shares without a commission as determined by the NASDAQ closing price on the day the shares are purchased.

Severance and Change of Control Benefits: The Company does not have any employment agreements with any of the executives of the Company. For the one active executive covered under the SERP, being CFO Ward, his defined benefits under the SERP shall become fully vested upon a change of control.

Company Vehicle: Employees are provided mileage reimbursement for business travel when using their own vehicles. For certain Named Executive Officers, a Company-owned vehicle may be provided subject to approval of the Compensation Committee. The non-business use of the vehicle is taxable income to the executive and is included as part of the executive’s total compensation. In 2017 the three executives with Company-provided vehicles were CEO McKim, CFO Ward, and EVP Wootton.

Bank-Owned Life Insurance: The Company may purchase a single-premium life insurance policy on the life of an executive with a split dollar benefit between the Company and the executive’s estate. The Company believes that Bank Owned Life Insurance is a good investment option for the Company and also provides key man protection upon the untimely death of a senior executive. The cash surrender value is an asset of the Company.

Supplemental Long-Term Disability Insurance: In 2010, the Company purchased supplemental long-term disability insurance policies for the five most highly compensated executives. Four of those executives remain with the Company and are covered by this policy. This insurance was purchased as a group policy through Union Central Insurance and is intended to assist with any shortfalls that may exist due to the insurance caps applicable to the Company's overall group policy.

Compensation of Chief Executive Officer and Other NEOs

Base Salary
As noted previously, the Compensation Committee has established targets for Base Pay at just above the market median (55th to 75th percentile) of the Company’s peer group, based on recommendations by Pearl Meyer, and each executive’s actual base pay will reflect the executive’s role, experience and contribution to the Company. CEO McKim was appointed President of the Bank in 2014 and he assumed the title of CEO of the Company on January 5, 2015. His salary for 2017 was set at $475,000, which placed him in the 54th percentile for the peer group. As noted above, the Compensation Committee will use the data provided by Pearl Meyer and various other factors, including 2017 operating results, to adjust his base salary to the target level selected by the Committee and the principles and criteria contained in the compensation philosophy and strategy.
The Compensation Committee’s decisions related to 2017 base salaries were based on 2016 operating results. The Bank continued to outperform the median levels of its national peer group in many areas, as measured by the Uniform Bank Performance Report. These included return on average assets, return on average equity, the efficiency ratio, and asset quality ratios. Building and strengthening the Company’s capital is a priority, and in 2017 the Company’s regulatory capital ratios remained strong. The Board and Management place a high value on building shareholder value, and the $0.23 per share quarterly dividend was increased to $0.24 per share in the second quarter of 2017. Additional detail on the Company’s performance is further detailed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in its Annual Report on Form 10-K.

The First Bancorp 2018 Proxy Statement • Page 23

Stock Grants/Long-Term Incentives

As noted above, in 2012, the Compensation Committee established specific long-term incentive targets for the NEOs based on position in the Company for grants to be made under the Equity Incentive Plan approved by stockholders in 2010. Grants for 2017 performance under the Long-Term Incentive Program were awarded on January 4, 2018 and based on the previous day’s closing price for the Company’s common stock of $27.37 per share. All grants have five year cliff vesting with the exception of Mr. Ward and Mr. Wootton. Mr. Wootton’s grant vests in four years and Mr. Ward’s grant vests on March 30, 2018, the date of his retirement. The detail on these grants can be found on page 21.
Grants for 2016 performance under the Long-Term Incentive Program were awarded on January 26, 2017 and based on the previous day’s closing price for the Company’s common stock of $29.10 per share. All awards have cliff vesting, with Mr. Ward’s vesting one year from the date of grant, and the remaining NEOs' vesting five years from the date of grant. The details of these grants can be found on page 21.
Grants for 2015 performance under the Long-Term Incentive Program were awarded on January 28, 2016 and based on the previous day’s closing price for the Company's common stock of $18.11 per share. All awards have cliff vesting, with Mr. Ward’s vesting one year from the date of grant, and the remaining NEO's vesting five years from date of grant. The details of these grants can be found on page 21.

Other Compensation

In 2017, there were no additional compensation items other than those detailed in the following table for CEO McKim, CFO Ward, EVP Wootton, EVP Norton and EVP Elder. The change in pension value and non-qualified retirement plan earnings for CFO Ward represents the required accounting accruals under the Supplemental Executive Retirement Plan and does not constitute a cash payment made in 2017.

The First Bancorp 2018 Proxy Statement • Page 24

Executive Compensation

The following Summary Compensation Table sets forth the cash and non-cash compensation for each of the last three fiscal years earned by the Principal Executive Officer, the Principal Financial Officer as well as the three other highest paid active Executive Officers in fiscal 2017.

Name and Principal Position	Year	Salary ($)	Short-Term Bonus ($)	Stock Awards ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings[1] ($)	All Other Compensation[2] ($)	Total ($)
Tony C. McKim	2017	475,000	149,858	95,000	—	16,080	735,938
President	2016	430,000	187,039	86,000	—	15,857	718,896
Chief Executive Officer	2015	375,000	150,000	75,000	—	15,609	615,609
F. Stephen Ward[3]	2017	262,700	73,302	39,405	85,717	15,236	476,360
Executive Vice President	2016	254,400	82,993	56,208	80,938	15,125	489,664
Principal Financial Officer	2015	247,000	77,033	37,050	78,561	15,125	454,769
Charles A. Wootton	2017	248,500	60,338	37,275	—	20,967	367,080
Executive Vice President	2016	241,100	75,618	36,165	—	17,725	370,608
Senior Loan Officer	2015	234,000	75,572	35,100	—	14,920	359,592
Susan A. Norton	2017	217,200	55,883	32,580	—	13,757	319,420
Executive Vice President	2016	210,200	65,393	31,530	—	13,485	320,608
Chief Administrative Officer	2015	204,000	60,379	30,600	—	13,250	308,229
Richard M. Elder	2017	185,250	48,704	27,788	—	12,317	274,059
Executive Vice President	2016	179,400	57,180	26,910	—	11,873	275,363
Treasurer	2015	175,000	55,007	26,250	—	10,243	266,500

[1]	The amount shown represents the change in accrued liability in each of the years listed for the Supplemental Executive Retirement Plan detailed in the Pension Table.
2    All Other Compensation is detailed in the table below and includes the following:
401(k) Matching and Profit Sharing Contributions. In all years, the Company provided a match at 50% of employee deferrals to the extent that the deferral does not exceed 6% of eligible compensation. The Company also provides a discretionary contribution to employees who have been employed one year or more. This was 2.0% of base salary in 2017, 2016, and 2015. All 401(k) match and profit sharing contributions are subject to the IRS regulations that govern the maximum amount of an Officer’s earnings which are eligible to be considered for the match and profit share components of compensation.
Company-Owned Vehicle. The amounts shown include the value of personal use for Company-Owned vehicles by the Named Executives, where applicable.
Economic Value of Life Insurance. The amounts shown include the value of the Named Executives’ portion of policies provided by Life Insurance Endorsement Split Dollar Plan agreement for Bank Owned Life Insurance.
3 CFO Ward was granted stock valued at $38,160 under the LTI plan. He was also granted an additional 665 shares on February 14, 2017 based on the closing price on February 13, 2017 of $27.14. These shares were granted based on his performance in 2016.

The First Bancorp 2018 Proxy Statement • Page 25

Name and Principal Position	Year	401k Matching Contribution ($)	401k Profit-Sharing Contribution ($)	Company-Owned Vehicle ($)	Economic Value of Life Insurance ($)
Tony C. McKim	2017	8,100	5,400	2,204	376
Executive Vice President	2016	7,950	5,300	2,204	403
Chief Executive Officer	2015	7,950	5,300	2,204	155
F. Stephen Ward	2017	7,882	5,400	1,215	739
Executive Vice President	2016	7,632	5,300	1,215	695
Principal Financial Officer	2015	7,950	5,300	1,215	660
Charles A. Wootton	2017	7,470	5,400	7,670	427
Executive Vice President	2016	7,232	5,300	4,810	383
Senior Loan Officer	2015	7,020	5,300	2,600	—
Susan A. Norton	2017	8,100	5,400	—	257
Executive Vice President	2016	7,950	5,300	—	235
Chief Administrative Officer	2015	7,950	5,300	—	—
Richard M. Elder	2017	7,273	4,849	—	195
Executive Vice President	2016	7,032	4,688	—	153
Treasurer	2015	6,146	4,097	—	—

Stock-Based Compensation

At the 2010 Annual Meeting, shareholders approved the 2010 Equity Incentive Plan (the “2010 Plan”). This plan reserved 400,000 shares of Common Stock for issuance in connection with stock options, restricted stock awards and other equity based awards to attract and retain the best available personnel, provide additional incentive to officers, employees and non-employee Directors and promote the success of our business. Such grants and awards will be structured in a manner that does not encourage the recipients to expose the Company to undue or inappropriate risk. Options issued under the 2010 Plan will qualify for treatment as incentive stock options for purposes of Section 422 of the Internal Revenue Code. Other compensation under the 2010 Plan will qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code, and will satisfy NASDAQ guidelines relating to equity compensation.
In 2015, awards of 13,652 shares of restricted stock were made under the 2010 Plan representing Long-Term Incentives based on 2014 performance. These awards included 10,110 shares to the five NEOs and 3,542 to other executives. All of the shares have cliff vesting on the fifth anniversary of the grant except for EVP Ward’s, which vested on the first anniversary of the grant date. In addition, an award of 527 shares was made in 2015 as a retention incentive to a non-NEO.
In 2016, awards of 17,061 shares of restricted stock were made under the 2010 Plan representing Long-Term Incentives based on 2015 performance. These awards included 11,264 shares to the five NEOs as detailed in the table below and 5,797 shares to other executives. All of the shares have cliff vesting on the fifth anniversary of the grant except for EVP Ward's shares, which vested on the first anniversary of the grant date. In addition, awards of 4,786 shares were made in 2016 to a group of Mortgage Loan Officers based on 2015 performance.
In 2017, awards of 18,850 shares of restricted stock were made under the 2010 Plan representing Long-Term Incentives based on 2016 performance. These awards included 8,183 shares made to the five NEOs as detailed below and 4,517 to other executives. All of the shares have cliff vesting on the fifth anniversary of the grant except for EVP Ward’s shares, which vested on the first anniversary of the grant date, and for one other executive whose shares vest on the third anniversary of the grant date. In addition, awards of 4,150 shares were made in 2017 to a group of management employees based on 2016 performance, which vest in 2020. Finally, awards of 2,000 shares were made in 2017 to the Company's non-management directors which will vest in 2018.

The First Bancorp 2018 Proxy Statement • Page 26

Grants of Plan-Based Awards for 2017[1]
Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		(#)	(#)	($/Sh)	($)
Tony C. McKim	1/26/2017	2,955	—	—	85,991
F. Stephen Ward[2]	1/26/2017	1,976	—	—	56,198
Charles A. Wootton	1/26/2017	1,243	—	—	36,171
Susan A. Norton	1/26/2017	1,084	—	—	31,544
Richard M. Elder	1/26/2017	925	—	—	26,918
1 The numbers of shares in this table do not include awards made on January 4, 2018 , which are disclosed in previous tables and considered part of 2017 compensation.
2 CFO Ward was granted stock valued at $38,160 under the LTI plan. He was also granted an additional 665 shares on February 14, 2017 based on the closing price on February 13, 2017 of $27.14. These shares were granted based on his performance in 2016.

The following table of Outstanding Equity Awards at Fiscal Year End presents all options granted to the five NEOs that were unexercised as of December 31, 2017 and all outstanding stock awards as of the same date:

	Option Awards				Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
	(#)	(#)	($)		(#)	($)
Tony C. McKim	-	-	-	-	16,266	442,923
F. Stephen Ward	-	-	-	-	1,976	53,806
Charles A. Wootton	-	-	-	-	10,894	296,644
Susan A. Norton	-	-	-	-	9,476	258,031
Richard M. Elder	-	-	-	-	5,357	145,871
1 The numbers of shares in this table do not include awards made on January 4, 2018, which are disclosed in previous tables and considered part of 2017 compensation.

The First Bancorp 2018 Proxy Statement • Page 27

The following table of Options Exercised and Stock Vested presents the shares awarded to Named Executive Officers that became vested in 2017. There are no stock option awards outstanding.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tony C. McKim	-	-	2,149	59,592
F. Stephen Ward	-	-	2,046	59,170
Charles A. Wootton	-	-	2,077	57,595
Susan A. Norton	-	-	587	47,280
Richard M. Elder	-	-	473	13,116

The following table summarizes the Company’s Stock Option Plan as of December 31, 2017:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans [1]
Equity compensation plans approved by security holders	-	-	272,440
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	-	-	272,440
1 The number of shares in this table does not include awards made on January 4, 2018, which are disclosed in previous tables and considered part of 2017 compensation.

Pension Plan

Although the 401(k) Plan is the Company’s primary retirement plan, the Company also sponsors an unfunded, non-qualified supplemental retirement plan for one Executive Officer. The plan provides supplemental retire-ment benefits payable in installments over 20 years upon retirement or death. The costs for this plan are recognized over the service life of the participating Executive Officer. The retirement benefit for Mr. Ward is $61,127 per year, with such payments beginning in the year 2018. The benefits are capped at the above amount.
The following table of Pension Benefits shows the present value of accumulated benefits for the named Executive Officer as of December 31, 2017.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
F. Stephen Ward	Supplemental Executive Retirement Plan	20.25	774,330	-
Tony C. McKim	-	-	-	-
Charles A. Wootton	-	-	-	-
Susan A. Norton	-	-	-	-
Richard M. Elder	-	-	-	-

The Company does not have Nonqualified Deferred Compensation as part of its compensation program.

The First Bancorp 2018 Proxy Statement • Page 28

Other Employee Benefits

The Bank provides all full-time employees with group life, health, and long-term-disability insurance. A Flexible Benefits Plan is available to all full-time employees after satisfying eligibility requirements and to part-time employees scheduled to work an average of at least 30 hours per week.

Compensation Policies and Practices

Compensation Programs

The Company has four primary means of compensating its employees: base pay, the Stakeholder bonus program, the short-term incentive plan and the equity-based long-term incentive plan. Full detail on these programs is provided in the Compensation Discussion and Analysis. A summary is provided below.

Base Pay: Base salary is used to recognize the experience, skills and responsibilities of all of the Company’s employees, including its Named Executive Officers. To determine appropriate levels of base pay for employees other than Named Executive Officers, the Company participates in a salary survey conducted by Pearl Meyer. This survey, conducted of financial institutions in New England, provides much of the information needed to determine base pay for hourly employees, line supervisors and members of middle management. In 2017, the Company also utilized the Pearl Meyer Northeast Banking survey to provide further guidance on base pay for these groups of employees. For the average employee of the Company, it is expected that total compensation will be comprised of base pay, equaling 85% to 90% of total compensation, and that the Stakeholder Bonus Program will be 10% to 15% of total compensation. The total compensation mix for Named Executive Officers is detailed in the Compensation Discussion and Analysis.

Stakeholder Bonus Program: The other key component of compensation for most employees is the Stakeholder Cash Bonus program. This program is not available to NEOs and certain other senior officers. The Stakeholder program was originally implemented in 1994 and is available to all eligible employees. This element of the performance compensation program is designed to support the long-term viability of the Company and increase shareholder value. It addresses these objectives by tying the performance payout to multiple goals which include profitability, growth, productivity and loan quality. The guiding principle is to reach a balance of these goals, which should collectively have a positive impact on maximizing long-term shareholder value without incentivizing employees to take undue risk. The Committee believes that this performance-based program provides a reward for high levels of current performance without sacrificing the achievement of long-term goals. Each year specific key performance indicators are chosen along with Company- wide financial performance trigger levels. The objective of the program is to align the performance of employees with the Company’s short- and long-term objectives so neither set of goals is sacrificed for the other.

Short-Term Incentive Plan: In 2012, the Board of Directors approved a short-term incentive plan for the five NEOs and certain other senior officers of the Company. This element of the compensation program is specifically designed to ensure clarity of expectations in terms of expected results on a short-term basis to recognize and reward achievement of annual business goals and to motivate and reward superior performance. This program also ensures that incentives are appropriately risk-balanced in that they do not motivate or reward excessive risk taking and ensure that the Company is competitive with the market in order to attract and retain talent needed to grow the Company. The short-term incentive is intended to be a cash bonus.

Long-Term Incentive Plan: In 2010, the Company’s Shareholders voted to establish a new equity-based long- term incentive plan which grants authority to issue stock options, restricted stock and other equity-based grants to retain existing high-performing employees and to attract new members to the Management team should the need arise. The purpose of this plan is to incentivize executives through equity ownership and align their

The First Bancorp 2018 Proxy Statement • Page 29

interests with those of the Shareholders while providing longer-term incentives tied to overall Company performance. It is among the objectives of this plan that, by having a portion of the executive’s compensation tied to the performance of the Company’s stock, the individual will be rewarded for enhancing long-term shareholder value.
The mid- to long-term outlook of this type of compensation serves as a balance to the short-term rewards of base compensation and the short-term incentive plan. Stock options and restricted stock grants are also intended to encourage an executive to remain with the Company. The amount of options or restricted stock granted reflects the executive’s position in the organization, level of responsibility, impact on the Company’s performance and actual performance in meeting individual performance goals.

Miscellaneous Compensation: In addition to the compensation elements outlined above, the Company also offers a small cash bonus for successful hiring referrals and for referrals to the Company’s investment management division.

Compensation Policies and Practices and Risk Management

Management does not believe that the Company’s compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company. Incentive compensation is not tied to individual production volumes or other short-term measures, but is instead focused on a balance of measures which reward enhancing the Company’s long-term viability and performance. The Company has extensive risk monitoring and robust internal controls, and internal and external audit activities provide a deterrent against and a means of detecting such risk-increasing behaviors.

Compensation Committee Certification

During 2017, the Compensation Committee met with Senior Risk Officer, Tony C. McKim, to review the Company’s overall compensation program, for all employees as well as for Named Executive Officers. Meetings were held on January 26, 2017, February 23, 2017 and August 24, 2017. The overall risk of the Bank’s compensation programs was discussed at the meeting on January 26, 2017. After discussion with Mr. McKim and a thorough review of the Company’s compensation programs, the Committee concluded that the compensation program for all employees, including Named Executive Officers, is balanced, aligning employees’ interests with those of Shareholders, and is not reasonably likely to have a material adverse effect on the Company, including by incentivizing undue risk-taking.

Use of Compensation Consultants

The Compensation Committee contracted with Pearl Meyer in 2017 to conduct a comprehensive analysis of total compensation for the Company’s Named Executive Officers as well as for other selected members of Management. The Bank also participated in Pearl Meyer’s salary survey for New England banks to determine salary ranges for other levels of employees as detailed above.

Pay Ratio Calculation

As required by Section 953(b) of the Dodd-Frank Wall Street Reformed Consumer Protection Act and Regulation S-K (Item 402(u)), the Company calculated the total 2017 compensation of Tony C. McKim, President and Chief Executive Officer, and compared that compensation to that of the Company's ‘median employee’.  These calculations and the corresponding comparison were based on total compensation for all employees (other than Mr. McKim) as of December 31, 2017 by aggregating annual wages (including paid time off), the annual bonus paid under the Company’s Stakeholder bonus plan, any other bonuses paid for sales referrals, attendance, etc., and the 401(k) match paid by the Company. The end result was compared with the total compensation of Mr. McKim found on page 26. The Company believes that the ratio of pay included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The First Bancorp 2018 Proxy Statement • Page 30

Based on this comparison, the total 2017 compensation of the President/CEO of the Company is 14.7 times that of the total 2017 compensation of the median employee which was $45,237. Because a limited number of our employees receive equity compensation, we did not consider this element in calculating the compensation of our employees other than Mr. McKim for purposes of this pay ratio.

Say on Pay

At the 2017 Annual Meeting, Shareholders were asked to approve (on a non-binding basis) the compensation of the Company’s executives. The following table presents the results of the voting:

For	Against	Abstain	Broker Non-Vote
7,014,375	154,822	120,676	2,424,507

The Board of Directors and the Compensation Committee were mindful of this vote as they considered compensation decisions made after the 2017 Annual Meeting and re-examined overall compensation strategies and philosophy.

The First Bancorp 2018 Proxy Statement • Page 31

Report of the Compensation Committee

January 4, 2018

To the Board of Directors of The First Bancorp, Inc.:

The Compensation Committee of The First Bancorp, Inc. certifies that:

1.
It has reviewed with the senior risk officer the named executive officer (NEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage NEOs to take unnecessary and excessive risks that threaten the value of The First Bancorp, Inc.

2.	It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to The First Bancorp, Inc.

3.
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of The First Bancorp, Inc. to enhance the compensation of any employee.

4.	It has reviewed and discussed with Management of the Company the Compensation Discussion and Analysis disclosures contained in this Proxy Statement.

5.	Based on the review described in (4) above, it recommended to the Company’s Board of Directors that such Compensation Discussion and Analysis disclosures be included in this Proxy Statement.

/s/ Mark N. Rosborough
Mark N. Rosborough

/s/ Stuart G. Smith
Stuart G. Smith

/s/ David B. Soule, Jr.
David B. Soule, Jr.

/s/ Bruce B. Tindal
Bruce B. Tindal

The First Bancorp 2018 Proxy Statement • Page 32

Certain Relationships and Related Transactions

The Federal Reserve Act permits the Bank to contract for or purchase property from any of its Directors only when such purchase is made in the regular course of business upon terms not less favorable to the Bank than those offered by others unless the purchase has been authorized by a majority of the Board of Directors not interested in the transaction. Similarly, the Federal Reserve Act prohibits loans to Executive Officers or Directors of the Bank unless such transactions have been made upon substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with persons not related to the lender, and certain other prescribed conditions have been met.
The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with Directors, Executive Officers and principal Shareholders of the Company and their affiliates. All such transactions have been made upon substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with persons not related to the Bank and meet the established written policies of the Bank. Compliance with lending to Directors, Executive Officers and principal Shareholders of the Company is reviewed periodically by the Company’s internal audit function and the results of such audits are reported to the Audit Committee. In the opinion of Management, such loans have not involved more than the normal risk of collectibility nor have they presented other unfavorable features. The total amount of loans outstanding at December 31, 2017 to the Company’s Directors, Executive Officers and their affiliates was $22,297,118, which constituted 2.08% of the Bank’s total loans outstanding at that date.

Director Compensation

Fees paid by the Bank to its Directors as a group totaled $273,650 in 2017, but no fees are paid to Directors of the Company in their capacities as such. Of the $273,650 paid to the outside Directors, 63% of this portion was reinvested in the Company through the Employee Stock Purchase Plan. CEO McKim, who is the only Director who is also an employee of the Company, receives no additional compensation for serving on the Board of Directors of the Company or the Bank. The following table of Director Compensation details compensation paid to Directors in 2017.

Name	Fees Earned or Paid in Cash[1] ($)	Stock Grants Awarded[2]
Katherine M. Boyd	30,300	250
Robert B. Gregory	30,300	250
Renee W. Kelly	34,275	250
Mark N. Rosborough	44,100	250
Cornelius J. Russell	30,375	250
Stuart G. Smith	32,700	250
David B. Soule	39,500	250
Bruce B. Tindal	32,100	250

[1]
In 2017, the Chairman of the Board received an annual fee of $39,500. Each of the outside Directors of the Bank, with the exception of the Chairman of the Board, received a Director’s fee in the amount of $900 for each meeting attended, and $600 for each meeting attended of a committee of which the Director is a member. In addition to meeting fees paid for meetings attended, the Chairman of the Audit Committee received a stipend of $9,000. Each of the outside Directors also received a monthly retainer of $1,200, with the exception of the Chairman of the Board.

2 On February 23, 2017 each Director was granted 250 shares of Company stock with a one year vesting period.

The First Bancorp 2018 Proxy Statement • Page 33

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s Directors, Executive Officers, and any person holding more than ten percent of the Company’s Common Stock file with the SEC reports of ownership changes, and that such individuals furnish the Company with copies of the reports.
Based solely on a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2017 the Company’s officers, Directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a) except for President McKim's August 15, 2017 purchase of 3,000 shares which was not reported until August 18, 2017.

PROPOSAL 2 – NON-BINDING VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Board of Directors is submitting for shareholder approval, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement. This vote is known as “Say-on-Pay”.

This is a non-binding resolution and accordingly will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by the Company or the Board of Directors or to create or imply any change to the fiduciary duties of the Board. Furthermore, because this non-binding advisory resolution primarily relates to compensation of the named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions. However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

Approval of the Company’s executive compensation policies and procedures would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s executive compensation policies and procedures are approved. Because this Shareholder vote is advisory, it will not be binding upon the Company’s Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 2.

PROPOSAL 3: APPOINTMENT OF AUDITORS

Berry Dunn McNeil & Parker, LLC (Berry Dunn) has served as independent auditor for the Company and the Bank since 1993. In the opinion of the Board of Directors, the reputation, qualifications and experience of the firm make its reappointment appropriate for 2018. It is the desire of the Board of Directors and the Audit Committee that the appointment of Berry Dunn as independent auditors be ratified by the Shareholders at the Annual Meeting. Representatives from Berry Dunn will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Shareholders.

This proposal will be adopted if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Broker non-votes and abstentions will not be included in either total.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 3

The First Bancorp 2018 Proxy Statement • Page 34

ADDITIONAL INFORMATION

Disclosure of Audit Fees

Audit Fees
The aggregate fees billed for professional services rendered by the principal accountant, Berry Dunn McNeil & Parker, LLC (Berry Dunn), for the audit of the Company’s annual financial statements and review of interim financial statements included in the Company’s Form 10-K and Form 10-Q filings for the years ended December 31, 2017 and 2016 were $180,000 and $174,000, respectively.

Audit-Related Fees
None.

Tax Fees
The aggregate fees billed for professional services rendered by Berry Dunn for tax compliance, tax advice and tax planning for the years ended December 31, 2017 and 2016 were $21,000 and $19,000, respectively. The nature of the services comprising the fees disclosed under this category are preparation of federal and state tax returns, review of estimated tax payments, review of compliance with information reporting requirements, and tax planning.

All Other Fees
The aggregate fees billed for services provided by Berry Dunn, other than the services reported in the paragraphs above, for the years ended December 31, 2017 and 2016 were $12,000 and $14,000, respectively. The nature of the services comprising the fees disclosed under this category is related to employee benefit plan audits and routine consulting.

None of the services described in each of the paragraphs above were provided under the de minimis exception set forth in Rule 2-01 (c)(7)(i)(C).

All of the hours expended on Berry Dunn's engagement to audit the Company's financial statements for the most recent fiscal year were attributed to work performed by Berry Dunn full-time; permanent employees.

As provided for in the Company's Audit Committee Charter, the Audit Committee pre-approves, or adopts appropriate procedures to pre-approve, all audit and non-audit services to be provided by the Company's independent auditors.

The First Bancorp 2018 Proxy Statement • Page 35

Report of the Audit Committee

February 22, 2018

To the Board of Directors of The First Bancorp, Inc.:

The Audit Committee has reviewed and discussed with Management the Company’s audited financial statements as of and for the year ended December 31, 2017.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard (AS) 1301 of the Public Company Accounting Oversight Board (PCAOB) Auditing Standards, “Communication with Audit Committees”, and related interpretations and rules.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ stock market.

The Company’s Audit Committee Charter, as adopted by the Board of Directors, can be accessed on the Company’s website at https://www.thefirst.com/shareholder-relations.

/s/ Mark N. Rosborough
Mark N. Rosborough, Audit Committee Chairman

/s/ Robert B. Gregory
Robert B. Gregory

/s/ Renee W. Kelly
Renee W. Kelly

/s/ David B. Soule, Jr.
David B. Soule, Jr.

The First Bancorp 2018 Proxy Statement • Page 36

Information About Shareholder Proposals
If you wish to submit proposals to be included in the Company’s 2019 proxy statement for the 2019 Annual Meeting of Shareholders, the Company must receive them by November 18, 2018, pursuant to the proxy solicitation regulations of the SEC. SEC rules contain standards as to which Shareholder proposals are required to be included in the proxy statement. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the rules and regulations promulgated by the SEC.

•
Under the Company’s Bylaws, if you wish to nominate a Director or bring other business before an annual meeting, you must be a Shareholder of record and have continuously held at least $2,000 in market value of the Company’s Common Stock (as determined by the President) for at least one year as of the date of submittal of such proposal and continue to hold those securities through the date of such annual meeting.

•	Your notice must contain specific information required in the Company’s Bylaws.

Shareholder Communication with the Board
Shareholders and other parties interested in communicating directly with the Non-Management Chairman of the Board or with other Non-Management Directors as a group may do so by writing to: Chairman, The First Bancorp, Inc., Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543. The Board approved a process requiring that all such addressed correspondence be reviewed by the Secretary to the Board. The Board Secretary, upon review of the correspondence, will forward to the Non-Management Chairman all such correspondence that deals with the functions of the Board or committees thereof. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee Chairman in accordance with procedures established by the Audit Committee with respect to such matters.

Accessing Company Financial Statements and Reports and Online Information
An annual report to Shareholders, including consolidated financial statements of the Company and its subsidiaries prepared in conformity with generally accepted accounting principles, is being distributed to all Company Shareholders of record as of the close of business on February 23, 2018 and is enclosed herewith.
Shareholders may obtain without charge a copy of the Company’s
Annual Report to the Securities and Exchange Commission on Form 10-K,
Written requests should be directed to Richard M. Elder, Treasurer, at P.O. Box 940, Damariscotta, ME 04543. Materials may also be accessed online at http://materials.proxyvote.com/31866P. The First Bancorp, Inc.’s website address is https://www.thefirst.com/shareholder-relations. All press releases, SEC filings and other reports or information issued by the Company are available at this website, as well as the Company’s Code of Ethics for Senior Financial Officers, the Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Governance Committee Charter, Audit Committee Charter, and Compensation Committee Charter.

Other Matters
The Annual Meeting is called for the purposes set forth in this notice. Management is not aware of any other matter that will come before the meeting. However, if any other business should come before the meeting, your Proxy, if signed and returned, will give to the persons designated in it discretionary authority to vote according to their best judgment. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy in accordance with the recommendations of Management.

By Order of the Board of Directors

/s/ Charles A. Wootton
Charles A. Wootton, Clerk
Damariscotta, Maine, March 19, 2018

The First Bancorp 2018 Proxy Statement • Page 37

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